Exhibit 99.1

CESCA THERAPEUTICS REGAINS NASDAQ LISTING COMPLIANCE

RANCHO CORDOVA, Calif., June 26, 2019 – Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and autologous cell therapies for regenerative medicine, today announced that on June 25, 2019 the Company received notification from the Qualifications Department of The Nasdaq Stock Market ("Nasdaq") that it has regained compliance with Nasdaq Listing Rule 5550(a)(2), which concerns minimum bid price listing requirements. The Company’s shares will continue to be traded on The Nasdaq Stock Market under the Symbol KOOL.

"We are pleased to be in full compliance with these continued listing standards," said Chris Xu, Cesca's Chief Executive Officer. "We can now put this behind us and work hard to ensure that our share price continues to appreciate in response to our ongoing business growth and success."

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. is a market leader in cell processing technologies and autologous cell therapies for regenerative medicine. For more information, visit: www.cescatherapeutics.com.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ Annual Report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Wendy Samford

916-858-5191

ir@thermogenesis.com

Investor Contact:

Paula Schwartz, Rx Communications

917-322-2216

pschwartz@rxir.com